EXHIBIT 99.1

COLCHESTER, VT…Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.38 per share of common stock, diluted, for the second quarter of 2006, compared with $0.45 per share, diluted, for the same period in 2005. Earnings for the first six months of 2006 are $1.06 per share, diluted, compared with $1.02 per share, diluted, for the same period in 2005.

“We are pleased with the operating results for the second quarter. Our retail and other operating revenue for the second quarter of 2006 increased by $0.8 million (1.6%) compared to the same quarter of 2005 and revenues from sales of our excess power to the wholesale market while prices were high increased $3.7 million (91.7%) compared to the same quarter in 2005,” said Christopher L. Dutton, President and Chief Executive Officer. “We expect diluted earnings per share for the year to range between $1.85 to $2.15.”

In the second quarter of 2006, total operating revenues increase by $4.5 million while power supply expenses increased by $2.3 million, compared with the same period last year. The increase in operating revenues resulted from the sale of excess electricity at prices above our underlying power purchase or generation costs. The Company’s power supply resources exceeded customer demand during the second quarter of 2006 due to increased purchases of energy under a long-term contract for output from the Vermont Yankee nuclear power plant and the Company’s election to exercise contract rights to increase deliveries at below market prices from one of its suppliers during 2006. We also benefited in 2006 from added precipitation-based production by Company hydro power plants (which produced low-cost electricity) that replaced higher priced market purchases made during the second quarter of 2005.

Wholesale revenue increased because the Company was able to sell approximately 57,000 megawatt hours of excess power supply in the wholesale energy market. The Company sold some of its expected energy deliveries for April and May 2006 late last year when prices were very high, which added an estimated $0.11 to earnings in the second quarter of 2006. Retail electricity consumption decreased by 0.5 percent in 2006 but the effect on retail revenue was offset by a rate increase of 0.9 percent that took effect in January, 2006.

Other operating expenses increased $2.6 million in the second quarter of 2006, compared with the same quarter in 2005, reflecting expenses relating to the proposed acquisition of the Company by an affiliate of Gaz Metro Incorporated, increased expenses associated with the sale of utility services to commercial and municipal customers and increased expenses for employee benefits.

“We are pleased with our present outlook. Following the announcement of our pending merger, on June 22, 2006, S&P placed its ‘BBB’ long-term credit rating of the Company on CreditWatch with positive implications,” said Mr. Dutton.

Green Mountain Power Corporation	Quarterly Earnings Summary
	Three Months Ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
	in thousands except per share amounts
Retail revenues	$51,677	$50,870	$105,627	$105,291
Wholesale revenues	7,703	4,018	14,729	7,846
Total operating revenues	$59,380	$54,888	$120,356	$113,137
Net income	$2,026	$2,381	$5,638	$5,361
Net income-continuing operations	2,026	2,384	5,561	5,367
Net income(loss)-discontinued operations	-	(3)	77	(6)

Basic earnings per share-continuing operations	$0.39	$0.46	$1.06	$1.04
Basic earnings per share-discontinued operations	-	-	0.01	-
Basic earnings per Common share	$0.39	$0.46	$1.07	$1.04
Diluted earnings per share-continuing operations	$0.38	$0.45	$1.05	$1.02
Diluted earnings per share-discontinued operations	-	-	0.01	-
Fully diluted earnings per common share	$0.38	$0.45	$1.06	$1.02
Dividends declared per share	$0.28	$0.25	$0.56	$0.50
Weighted average shares of common stock outstanding-Basic	5,260	5,186	5,251	5,173
Weighted average shares of common stock outstanding-Diluted	5,321	5,271	5,330	5,261

Certain statements in this press release may be forward-looking in nature, or “forward-looking” statements as defined in the United States Securities Litigation Reform Act of 1995. Actual results may differ from those expressed or implied in forward-looking statements. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including regulatory and judicial decisions or legislation, changes in regional market and transmission rules, energy supply and demand and pricing, contractual commitments, availability, terms and use of capital, general economic and business environment, changes in technology, nuclear and environmental issues, industry restructuring and cost recovery (including stranded costs, and weather), and other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties. The Company disclaims any obligation to update any information in this press releas

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For further information, please contact Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418 or Dawn Bugbee, Vice President and Chief Financial Officer, at 802-655-8768.